Reliance Real Estate Trust, LLC 1-A/A

Exhibit 5.1

GULKOWITZ BERGER LLP

4205 Avenue M

Brooklyn, New York 11234

212-208-0005

January 30, 2018

Reliance Real Estate Trust, LLC

40 Wall Street, 60th Floor

New York, New York 10005

Re: Reliance Real Estate Trust, LLC

Ladies and Gentlemen:

We have acted as counsel to Reliance Real Estate Trust, LLC (the “Company”) in connection with the offer and sale by the Company of its common shares representing limited liability company interests of the Company (the “Common Shares”). The Common Shares are being sold pursuant to the Company’s Offering Statement on Form 1-A (File No.024-10778) (together with any amendments thereto, the “Offering Statement”) under the Securities Act of 1933, as amended (the “Act”).

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such Company records, documents, certificates and other instruments as in our judgment are necessary or appropriate. As to factual matters relevant to the opinion set forth below, we have, with your permission, relied upon certificates of officers of the Company and public officials.

Based on the foregoing, and such other examination of law as we have deemed necessary, we are of the opinion that the Common Shares have been duly and validly authorized and, when issued and sold in the manner contemplated by subscription agreement for the offering of Common Shares included in the Offering Statement, such Common Shares will be validity issued and fully paid and holders of Common Shares will have no obligation to make payments or contributions to the Company or its creditors solely by reason of their ownership of the Common Shares.

The opinion set forth in this letter relates to the Delaware Limited Liability Company Act. We express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability or effect of the law of any other jurisdiction.

We consent to the fling of this opinion as an exhibit to the Offering Statement and to the reference to us under the caption “Legal Matters” in the Offering Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely yours,
/s/ Gulkowitz Berger LLP